Exhibit 99.1

Investor Relations:	Company Contact:
Stacy Feit, Vice President	Julie Langenheim
Financial Relations Board	Investor Relations Manager
(213) 486-6549	(509) 777-6322
Red Lion Hotels Reports First Quarter 2010 Results
RevPAR Increases Year-Over-Year at Owned and Leased Hotels
SPOKANE, WA, May 5, 2010 — Red Lion Hotels Corporation (NYSE: RLH), a western U.S.-based owner and franchisor of midscale hotels, today announced its results for the first quarter ended March 31, 2010.
Highlights:

•	RevPAR for owned and leased hotels increased 4.9% year-over-year driven by sales initiatives

•	ADR held steady year-over-year in spite of industry rate discounting

•	Occupancy increased 220 basis points year-over-year in the first quarter

•	EBITDA before special items was in-line with the prior year
Total revenue during the first quarter was $34.3 million with revenue from hotels of $30.6 million; both consistent with the prior year period results of $34.6 million and $30.8 million, respectively. EBITDA before special items for the first quarter of 2010 was $1.7 million, compared to $1.6 million for the first quarter of 2009. Net loss before special items was $3.6 million in the quarter, or $0.19 per diluted share, compared to a net loss of $3.3 million, or $0.18 per diluted share, for the prior year period. Reported net loss attributable to Red Lion for the first quarter including special items was $4.4 million, or $0.24 per diluted share.
President and Chief Executive Officer Jon Eliassen commented, “We are very pleased to report a 4.9% increase in RevPAR at the outset of 2010, breaking the trend of RevPAR declines in the preceding six quarters, and in contrast with continued broader industry declines. During the first quarter, we executed on our strategy of capturing more business from the group and preferred corporate segments. We also drove higher rate in the transient segment. To further support our sales and franchise growth strategies, we added key executives in the first quarter with four senior management appointments.”

Summary results for the three-month periods follow:

($ in thousands, except per share)
	Three months ended March 31,
	2010	2009	% change

Total revenue, as reported	$34,302	$34,597	-0.9%

Results before Special Items: (1)
EBITDA	$1,655	$1,633	1.3%
Net loss	$(3,582)	$(3,281)	-9.2%
Loss per share — diluted	$(0.19)	$(0.18)	-2.2%

Results as reported:
EBITDA	$436	$1,633	-73.3%
Net loss	$(4,368)	$(3,281)	-33.1%
Loss per share — diluted	$(0.24)	$(0.18)	-31.3%

(1)	Excludes $1.2 million of cash and non-cash costs recorded in the first quarter of 2010 related to the separation of the Company’s former President and CEO included with undistributed corporate expenses.
In addition, key hotel operating metrics on a comparable basis, and reported hotel revenues and operating margin for the first quarter ended March 31, 2010 and March 31, 2009, are highlighted below for owned and leased hotels:

	Three months ended March 31,
	2010	2009	Change

RevPAR (revenue per available room)	$38.63	$36.81	4.9%
ADR (average daily rate)	$80.10	$80.06	0.0%
Occupancy	48.2%	46.0%	2.2%

Hotels Revenue:
Rooms	$21,281	$20,439	4.1%
Food and Beverage	8,398	9,538	-12.0%
Other Revenue	942	827	13.9%

Total Hotels Revenue	$30,621	$30,804	-0.6%

Hotel Direct Operating Margin	12.7%	13.4%	-0.7%

First Quarter 2010 Results
Comparing the first quarter of 2010 to the first quarter of 2009, occupancy for owned and leased hotels increased 220 basis points to 48.2%. ADR held steady at $80.10 resulting in a 4.9% increase in RevPAR. Including franchised hotels, system-wide RevPAR on a comparable basis for the quarter increased 1.7% due to a 130 basis point increase in occupancy, partially offset by a 1.0% decline in ADR.
Revenue from hotels of $30.6 million was relatively level compared to the prior year period. Rooms revenue increased $0.8 million, or 4.1%. RevPAR for comparable owned and leased hotels increased 4.9% driven by business mix and revenue management initiatives. The focus on higher rated group and preferred corporate guests reduced the Company’s reliance on bookings sourced from discount online travel agent channels.
As part of the Company’s emphasis on long-term profitability, we are implementing changes to our food and beverage operations, including modifying offerings in select markets and emphasizing breakfast-inclusive room rate options. Primarily as a result of the implementation of these changes, food and beverage revenue declined $1.1 million in the quarter, or 12.0%.
Hotel direct operating margin declined to 12.7 percent during the quarter from 13.4 percent in the same period in 2009 due primarily to the increase in sales and technology resources to help position the Company to capitalize on an industry recovery.
Revenue from the franchise and entertainment segments and the related profitability of those operations were much the same year-over-year.
Change in Accounting Principle
New accounting standards regarding consolidation of variable interest entities (“VIE”) became effective on January 1, 2010. The Company’s Central Program Fund (“CPF”) now meets the definition of a VIE. The CPF is our system-wide marketing support resource that benefits both owned and franchised hotels, however historically only the Company’s owned hotels’ proportionate share of CPF expenses were recognized. Based on the new guidance, the Company will now include all of the expenses and other balances of the CPF in the consolidated financial statements, including revenue received from franchisees to support CPF activities. The adoption of this standard was applied retrospectively and the impact of this consolidation on reported results for the three months ended March 31, 2010 and 2009 was an additional expense before the impact of income tax of $0.4 million and $0.6 million, respectively. The activities of the CPF are cyclical throughout any one year and upon consolidation had essentially no impact on full year 2009 results. The Company expects the net impact to be immaterial to full year 2010 results as well. For additional information, a detail of the consolidation of the CPF for the current period is included as a table to this release titled “Impact of Change in Accounting Principle.”

Liquidity and Balance Sheet
Capital expenditures during the quarter ended March 31, 2010 totaled $1.5 million. Capital expenditures during 2010 are expected to total $12.7 million for core investments in maintenance, technology and necessary hotel improvement projects, which reflects the Company’s continued focus on investing as appropriate to maintain competitive guest services. All capital needs are expected to be funded with operating cash flow. As of March 31, 2010, the Company had approximately $4.3 million in cash and cash equivalents, and outstanding debt of $137.4 million.
Key Executive Additions
During the first quarter, the following appointments to key leadership positions were announced, underscoring the Company’s commitment to its operational, sales and franchise growth strategies:
•	Harry Sladich was named Executive Vice President — Sales and Marketing

•	Richard Carlson was named Vice President — Lodging Development

•	Kenneth Shore was named Regional Vice President — Hotel Operations

•	Mark D. Mahoney was named Vice President — Managing Director of Spokane Hotels
Outlook for 2010
While first quarter RevPAR performance is encouraging, the Company remains cautious on its outlook for 2010 given limited visibility of the summer selling season which drives a majority of revenue and profit. The lodging industry as a whole remains in a period of considerable rate pressure given the aggressive marketing and sales environment and associated short booking windows. The Company hopes to see reversal of these trends later in 2010 and into 2011. Despite these general concerns, based on currently available information, the Company is increasing its guidance for 2010 as follows:
•	2010 RevPAR for Company owned and leased hotels is expected to be down 1% to up 2% when compared to 2009 annualized RevPAR;

•	2010 direct hotel operating margin is expected to range from flat to up 100 basis points; and

•	EBITDA is expected to be $28 million to $30 million, before any special items.
Chief Operating Officer George Schweitzer noted, “We are pleased with the results we have seen from our sales initiatives including our breakfast-inclusive room sales strategy. We expect to realize continued benefits from our sales and marketing investments as the year progresses. For the balance of 2010, we will continue to focus on our mix of business in an effort to drive RevPAR growth. With franchise growth another top priority, we are aggressively marketing the Red Lion brand to franchisees in the west as a strong alternative to less flexible national brands.”

Conference Call Information
The Company will conduct a conference call on May 6, 2010 at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Jon Eliassen, Executive Vice President and Chief Operating Officer George Schweitzer, and Senior Vice President and Chief Financial Officer Anthony Dombrowik.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1951. International callers should dial (612) 234-9959.
This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 1:30 p.m. PST on May 6, 2010 through June 6, 2010 at (800) 475-6701 or (320) 365-3844 (International) access code — 155110. The replay will also be available shortly after the call on the Red Lion website.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure Company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of March 31, 2010, the RLH hotel network was comprised of 45 hotels located in eight states and one Canadian province, with 8,671 rooms and 431,244 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2009 and in other documents filed by the Company with the Securities and Exchange Commission.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended March 31,
	2010	2009	$ Change	% Change

Revenue:
Hotels	$30,621	$30,804	$(183)	-0.6%
Franchise	558	537	21	3.9%
Entertainment	2,478	2,523	(45)	-1.8%
Other	645	733	(88)	-12.0%

Total revenues	34,302	34,597	(295)	-0.9%

Operating expenses:
Hotels	26,740	26,662	78	0.3%
Franchise	578	614	(36)	-5.9%
Entertainment	2,013	2,115	(102)	-4.8%
Other	422	537	(115)	-21.4%
Depreciation and amortization	5,226	4,957	269	5.4%
Hotel facility and land lease	1,816	1,816	—	0.0%
Gain on asset dispositions, net	(98)	(2)	(96)	nm
Undistributed corporate expenses (1)	2,443	1,266	1,177	93.0%

Total expenses	39,140	37,965	1,175	3.1%

Operating loss	(4,838)	(3,368)	(1,470)	-43.6%

Other income (expense):
Interest expense	(2,236)	(1,847)	(389)	-21.1%
Other income, net	37	39	(2)	-5.1%

Loss before income taxes	(7,037)	(5,176)	(1,861)	-36.0%
Income tax benefit	(2,658)	(1,890)	(768)	-40.6%

Net loss	(4,379)	(3,286)	(1,093)	-33.3%

Net loss attributable to noncontrolling interest	11	5	6	nm

Net loss attributable to Red Lion Hotels Corporation (1)	$(4,368)	$(3,281)	$(1,087)	-33.1%

Net loss per share attributable to Red Lion Hotels Corporation — basic and diluted (2)	$(0.24)	$(0.18)	$(0.06)

Weighted-average shares outstanding — basic and diluted	18,269	18,014

EBITDA (1,3)	$436	$1,633	$(1,197)	-73.3%
EBITDA as a percentage of revenues	1.3%	4.7%

(1)	Includes $1.2 million of cash and non-cash expense recorded in the first quarter of 2010 related to the separation of the company’s former President and CEO, as discussed further in this release under Disclosure of Special Items.

(2)	For the three months ended March 31, 2010 and 2009, all of the 995,027 and 1,220,943 options to purchase common stock shares outstanding as of those dates, respectively, were considered anti-dilutive due to the loss for the period. Likewise, all of the 44,837 convertible operating partnership units were considered anti-dilutive, as were the 154,885 and 46,018 units of unissued restricted stock outstanding.

(3)	The definition of “EBITDA” and how that measure relates to net loss attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	March 31	December 31,
	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$4,300	$3,885
Restricted cash	5,025	3,801
Accounts receivable, net	8,023	6,995
Inventories	1,341	1,350
Prepaid expenses and other	3,235	3,245

Total current assets	21,924	19,276

Property and equipment, net	282,221	285,782
Goodwill	28,042	28,042
Intangible assets, net	10,155	10,199
Other assets, net	7,284	7,337

Total assets	$349,626	$350,636

Liabilities:
Current liabilities:
Accounts payable	$4,722	$6,080
Accrued payroll and related benefits	3,589	2,404
Accrued interest payable	335	318
Advance deposits	854	496
Other accrued expenses	12,635	7,936
Long-term debt, due within one year	3,214	3,171

Total current liabilities	25,349	20,405

Revolving credit facility	27,000	26,000
Long-term debt, due after one year	76,315	77,151
Deferred income	8,448	8,638
Deferred income taxes	9,913	12,595
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	177,850	175,614

Stockholders’ equity:
Red Lion Hotels Corporation stockholders’ equity
Preferred stock — 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock — 50,000,000 shares authorized; $0.01 par value; 18,361,743 and 18,180,104 shares issued and outstanding	184	182
Additional paid-in capital, common stock	143,610	142,479
Retained earnings	27,978	32,346

Total Red Lion Hotels Corporation stockholders’ equity	171,772	175,007
Noncontrolling interest	4	15

Total equity	171,776	175,022

Total liabilities and stockholders’ equity	$349,626	$350,636

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Three months ended March 31,
	2010	2009
Operating activities:
Net loss	$(4,379)	$(3,286)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,226	4,957
Gain on disposition of property, equipment and other assets, net	(98)	(2)
Change in deferred net income tax liability	(2,682)	(1,895)
Equity in investments	11	19
Stock based compensation expense	672	151
Provision for doubtful accounts	37	45
Change in current assets and liabilities:
Restricted cash	(1,224)	(472)
Accounts receivable	(1,218)	2,478
Inventories	9	140
Prepaid expenses and other	10	(22)
Accounts payable	(1,358)	(3,343)
Accrued payroll and related benefits	1,423	(1,552)
Accrued interest payable	17	(7)
Other accrued expenses and advance deposits	4,984	1,651

Net cash provided by (used in) operating activities	1,430	(1,138)

Investing activities:
Purchases of property and equipment	(1,518)	(7,869)
Advances to Red Lion Hotels Capital Trust	(27)	(27)
Other, net	271	42

Net cash used in investing activities	(1,274)	(7,854)

Financing activities:
Borrowings on revolving credit facility	3,000	—
Repayment of revolving credit facility	(2,000)	—
Repayment of long-term debt	(793)	(754)
Proceeds from stock options exercised	152	—
Proceeds from issuance of common stock under employee stock purchase plan	71	51
Additions to deferred financing costs	(171)	—

Net cash provided by (used in) financing activities	259	(703)

Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	415	(9,695)
Cash and cash equivalents at beginning of period	3,885	18,222

Cash and cash equivalents at end of period	$4,300	$8,527

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of March 31, 2010

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	32	6,243	309,684
Red Lion Franchised Hotels	13	2,428	121,560

Total Red Lion Hotels	45	8,671	431,244

Comparable Hotel Statistics (1)

	Three months ended March 31, 2010			Three months ended March 31, 2009
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR (3)	RevPAR (4)

Owned and Leased Hotels	48.2%	$80.10	$38.63	46.0%	$80.06	$36.81
Franchised Hotels	46.2%	$71.97	$33.26	47.5%	$75.40	$35.83

Total System Wide	47.7%	$77.92	$37.15	46.4%	$78.74	$36.54

Change from prior comparative period:
Owned and Leased Hotels	2.2	0.0%	4.9%
Franchised Hotels	(1.3)	-4.5%	-7.2%

Total System Wide	1.3	-1.0%	1.7%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics.

(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(4)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
In the first quarter of 2010, the Company recorded an expense of $1.2 million in expense from the separation of the Company’s former President and Chief Executive Officer. As a result, the operations as presented in the accompanying financial statements for the three months ended March 31, 2010 compared to 2009 do not reflect a meaningful comparison between periods. The follow table represents a reconciliation of certain earnings measures before special items to loss after special items.

	Three months ended March 31, 2010			Three months ended March 31, 2009
($ in thousands except per share data)	Net Loss	EBITDA	Diluted EPS	Net Loss	EBITDA	Diluted EPS

Amount before special item	$(3,582)	$1,655	$(0.19)	$(3,281)	$1,633	$(0.18)
Special items:
Separation costs (1)	(1,219)	(1,219)	(0.07)	—	—	—
Income tax benefit of special item (2)	433	—	0.02	—	—	—

Amount per consolidated statement of operations	$(4,368)	$436	$(0.24)	$(3,281)	$1,633	$(0.18)

Change from the comparative period:
Amount before special item	-9.2%	1.3%	-2.2%
Amount per consolidated statement of operations	-33.1%	-73.3%	-31.3%

(1)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.

(2)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

Red Lion Hotels Corporation
Impact of Change in Accounting Principle on Consolidated Financial Statements
(unaudited)
In June 2009, the FASB issued changes to the consolidation guidance applicable to variable interest entities (“VIE”) that became effective for us on January 1, 2010. Under the new guidance, we have determined the Central Program Fund (“CPF”) now meets the definition of a VIE and should be included in our consolidated financial statements. For additional information on the CPF, see Note 2 of Notes to Consolidated Financial Statements for the year ended December 31, 2009, previously filed with the SEC on Form 10-K.
The CPF acts as an agent for our owned and leased hotels and for our franchisees, and was created to provide services to all member hotels including certain advertising services, frequent guest program administration, reservation services, national sales promotions and brand and revenue management services intended to increase sales and enhance the reputation of the Red Lion brand. The activities of the CPF benefit our owned and leased hotels as well as our franchise properties, however, historically only the proportionate share of CPF expenses for our owned and leased hotels were recognized in our consolidated financial statements. Based on the new guidance, we will now include all of the expenses and other balances of the CPF in our consolidated financial statements, including revenue received from franchisees to support CPF activities. There have been no changes to the organization, structure or operating activities of the CPF since its inception in 2002.
The adoption of these changes were applied retrospectively, including the recording of the $1.0 million net of tax impact of cumulative effect of change in accounting principle as of the earliest period presented in this release. The consolidated financial statements included in this release have been adjusted to conform to the new treatment. The table below represents the impact on consolidation of the CPF for the three months ended March 31, 2010 and 2009, which added additional expense before impact of income tax of $346 thousand and $612 thousand, respectively.

	Three months ended March 31, 2010			Three months ended March 31, 2009
	Amounts			Amounts
	before	Impact of		before	Impact of
($ in thousands except per share data)	CPF	CPF	As reported	CPF	CPF	As reported

Revenue:
Hotels	$30,621	$—	$30,621	$30,804	$—	$30,804
Franchise	265	293	558	275	262	537
Entertainment	2,478	—	2,478	2,523	—	2,523
Other	645	—	645	733	—	733

Total revenues	34,009	293	34,302	34,335	262	34,597

Operating expenses:
Hotels	26,668	72	26,740	26,403	259	26,662
Franchise	138	440	578	136	478	614
Entertainment	2,013	—	2,013	2,115	—	2,115
Other	422	—	422	537	—	537
Depreciation and amortization	5,226	—	5,226	4,957	—	4,957
Hotel facility and land lease	1,816	—	1,816	1,816	—	1,816
Gain on asset dispositions, net	(98)	—	(98)	(2)	—	(2)
Undistributed corporate expenses	2,443	—	2,443	1,266	—	1,266

Total expenses	38,628	512	39,140	37,228	737	37,965

Operating loss	(4,619)	(219)	(4,838)	(2,893)	(475)	(3,368)
Other income (expense):
Interest expense	(2,236)	—	(2,236)	(1,847)	—	(1,847)
Other income, net	164	(127)	37	176	(137)	39

Loss before income taxes	(6,691)	(346)	(7,037)	(4,564)	(612)	(5,176)
Income tax benefit	(2,531)	(127)	(2,658)	(1,681)	(209)	(1,890)

Net loss	$(4,160)	$(219)	$(4,379)	$(2,883)	$(403)	$(3,286)

Net loss per share	$(0.23)	$(0.01)	$(0.24)	$(0.16)	$(0.02)	$(0.18)

Weighted-average shares outstanding	18,269	18,269	18,269	18,014	18,014	18,014
EBITDA	$782	$(346)	$436	$2,245	$(612)	$1,633
The activities of the CPF are cyclical throughout any one year. For the quarter ended June 30, 2009, the activities of the CPF negatively impact EBITDA by $450 thousand as restated. However, for the quarters ended September 30, 2009 and December 31, 2009, EBITDA was positively impacted by $646 thousand and $394 thousand, respectively. The total impact on EBITDA for the year ended December 31, 2009 related to the CPF will be a negative adjustment of $24 thousand, compared to a positive impact of $105 thousand for the year ended December 31, 2008. We expect the net impact to be immaterial to full year 2010 results as well.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Loss Attributable to Red Lion Hotels Corporation
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA to net loss attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended March 31,
	2010	2009
EBITDA	$436	$1,633
Income tax benefit	2,658	1,890
Interest expense	(2,236)	(1,847)
Depreciation and amortization	(5,226)	(4,957)
Net loss attributable to Red Lion Hotels Corporation	$(4,368)	$(3,281)

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net loss attributable to Red Lion Hotels Corporation before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net loss attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net loss attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net loss attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.